UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A/2

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2005

PARAMCO FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-32495	88-0441287
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer Identification No.)
incorporation or organization)

2391 N.E. Loop 410, Suite 1230, San Antonio, Texas 78217

(Address of principal executive offices)

Registrant's telephone number, including area code:   (210) 653-6669

N/A

(Former name or former address, if changed since last report)

Item 4.01.

CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT.

On January 11, 2005 the Company dismissed its independent accountants Kabani & Company, Inc., CPAs.  The reports of Kabani & Company, Inc., CPAs for the fiscal years ended December 31, 2002 and December 31, 2003 contained no adverse opinion, disclaimers of opinion nor were they modified as to uncertainty, audit scope or accounting principles, other than an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern.  The decision to dismiss Kabani & Company, Inc., CPAs was made by the Board of Directors of the Company on January 10, 2005.  At no time during the fiscal years ended December 31, 2002 and December 31, 2003, nor during the interim period from January 1, 2004 through January 11, 2005, were there any disagreements with Kabani & Company, Inc., CPAs whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.  The Company provided Kabani & Company, Inc., CPAs with a copy of this Form 8-K prior to filing with the Securities and Exchange Commission and requested a response thereto by Kabani & Company, Inc., CPAs.  We have been advised that Kabani & Company, Inc., CPAs will not provide the Company or the Securities and Exchange Commission with a response letter concerning its dismissal until such time as certain disputed professional fees are paid.  The Company intends to negotiate a settlement of this fee dispute with Kabani & Company, Inc., CPAs. When available, a copy of the letter of Kabani & Company, Inc., CPAs concerning its dismissal as the Company's principal accountant will be filed by means of an amendment to this Form 8-K.

On January 11, 2005, the Company engaged the firm of Clyde Bailey P.C., CPA of San Antonio, Texas as independent accountants for the Company.  Prior to January 11, 2005, neither the Company, nor anyone on its behalf, had consulted with Clyde Bailey P.C., CPA concerning the accounting principles of any specific completed or contemplated transaction, any type of audit opinion on the Company's financial statements or any other material factor which might be considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

Date:   January 18, 2005

PARAMCO FINANCIAL GROUP, INC.

                                                                                        /s/ Terrence Riely

               Terrence Riely

   Chairman of the Board